Exhibit (a)(31)

Internal communication – not for distribution

Team Stratasys Shareholders,

We are building on our momentum and I want to thank you for your hard work and dedication to Stratasys. As part of our commitment to keeping you informed, I am reaching out to share a few updates with you.

Today we issued a press release in connection with our upcoming
Annual General Meeting of Shareholders (the “Annual Meeting”)
to be held on August 8, 2023.

You, as shareholders of the Company, will have the opportunity to re-elect Stratasys’ eight highly qualified members of the Board of Directors.

This year’s vote is particularly important given that Nano Dimension is seeking to gain control of Stratasys’ Board through its unqualified slate of director candidates in order to accomplish its goal of acquiring control of Stratasys and derailing our significant value creation plans.

Please be aware that any and all Stratasys shareholders (as of the close of business on July 5, 2023) are eligible to vote on the proposals being considered at the Annual Meeting. The deadline to vote is August 7, 2023 at 11:59 p.m. U.S. Eastern time.

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As you know, earlier this week we issued a press release confirming that Nano Dimension revised its unsolicited partial tender offer to acquire between 31.9% and 36.9% of the outstanding ordinary shares of Stratasys, increasing the offer price to $24.00 per share in cash. As we have done in the past, consistent with its fiduciary duties and in consultation with its independent financial and legal advisors, our Board will carefully review and evaluate the revised partial tender offer to determine the course of action it believes is in the best interests of Stratasys and its shareholders. The Board will publicly share its position regarding the tender offer in our filings with the U.S. Securities and Exchange Commission (SEC) and on our website within 10 business days of July 10, 2023.

To be clear, the Annual Meeting is a matter separate from the Nano Dimension Unsolicited Tender Offer, and you should have received – or will soon receive – Stratasys proxy voting materials from E*trade that entitle you to vote at the upcoming Annual Meeting.

CALL TO ACTION:

 On behalf of the entire Board, I urge you to vote “FOR” the re-election of Stratasys’ eight highly qualified current members of Stratasys’ Board today.

The quickest and most efficient way to vote your shares is to vote online.

VOTING INSTRUCTIONS

Soon, you will receive a “vote now” communication from E*Trade, with your personal voting details.

You may vote by submitting a proxy in one of the following ways:

1. Returning the WHITE physical proxy card in the envelope mailed to your E*Trade registered home address;
OR

2. Submitting a proxy online at www.proxyvote.com;

A control number will be needed, and it comes in either your e-mail or your regular mail package.

NOTE: In the coming weeks, you may also receive proxy materials sent by Nano by email from your broker and also by regular mail, including a different colored proxy card. We urge you to simply discard Nano’s proxy card and disregard this email, and only vote using Stratasys’ WHITE proxy card or online voting, as outlined above.

If you would like to adjust your registered alert preference (regular mail or e-mail) you can do so on E*Trade.

1. Log in to your account

2. Click on “Accounts” at the top.

3. Hover the mouse over “Documents” and the last option is “eDelivery Preferences” – click on it

There are five boxes, the last one includes proxies.

If it is checked, you should get it by email. If not, then it should come by regular mail.

Please check that they have your correct email address.

If you receive any calls from outside parties, including members of the media, investors and analysts, please forward them to Yonah Lloyd at Yonah.Lloyd@stratasys.com.

Thank you, always, for you hard work and commitment to Stratasys and our North Star journey to 3D Print a Better Tomorrow.

Yours,

Yoav

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Forward-Looking Statements

This document contains forward-looking statements that involve risks, uncertainties and assumptions.  If the risks or uncertainties ever materialize or the assumptions prove incorrect, the actual results of Stratasys Ltd. and its consolidated subsidiaries (“Stratasys”) may differ materially from those expressed or implied by such forward-looking statements and assumptions.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements.

Such forward-looking statements include statements relating to the proposed transaction between Stratasys  and Desktop Metal, Inc. (“Desktop Metal”), including statements regarding the benefits of the transaction and the anticipated timing of the transaction, and information regarding the businesses of Stratasys and Desktop Metal, including expectations regarding outlook and all underlying assumptions, Stratasys’ and Desktop Metal’s objectives, plans and strategies, information relating to operating trends in markets where Stratasys and Desktop Metal operate, statements that contain projections of results of operations or of financial condition and all other statements other than statements of historical fact that address activities, events or developments that Stratasys or Desktop Metal intends, expects, projects, believes or anticipates will or may occur in the future. Such statements are based on management’s beliefs and assumptions made based on information currently available to management. All statements in this communication, other than statements of historical fact, are forward-looking statements that may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause Stratasys’ or Desktop Metal’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance include, but are not limited to those factors and risks described in Item 3.D “Key Information - Risk Factors”, Item 4 “Information on the Company”, and Item 5 “Operating and Financial Review and Prospects” in Stratasys’ Annual Report on Form 20-F for the year ended December 31, 2022 and Part 1, Item 1A, “Risk Factors” in Desktop Metal’s Annual Report on Form 10-K for the year ended December 31, 2022, each filed with the Securities and Exchange Commission (the “SEC”), and in other filings by Stratasys and Desktop Metal with the SEC. These include, but are not limited to: factors relating to the partial tender offer commenced by Nano Dimension Ltd. (“Nano”), including actions taken by Nano in connection with the offer, actions taken by Stratasys or its shareholders in respect of the offer and the effects of the offer on Stratasys’ businesses, or other developments involving Nano, the ultimate outcome of the proposed transaction between Stratasys and Desktop Metal, including the possibility that Stratasys or Desktop Metal shareholders will reject the proposed transaction; the effect of the announcement of the proposed transaction on the ability of Stratasys and Desktop Metal to operate their respective businesses and retain and hire key personnel and to maintain favorable business relationships; the timing of the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction; the ability to satisfy closing conditions to the completion of the proposed transaction (including any necessary shareholder approvals); other risks related to the completion of the proposed transaction and actions related thereto; changes in demand for Stratasys’ or Desktop Metal’s products and services; global market, political and economic conditions, and in the countries in which Stratasys and Desktop Metal operate in particular; government regulations and approvals; the extent of growth of the 3D printing market generally; the global macro-economic environment, including headwinds caused by inflation, rising interest rates, unfavorable currency exchange rates and potential recessionary conditions; the impact of shifts in prices or margins of the products that Stratasys or Desktop Metal sells or services Stratasys or Desktop Metal provides, including due to a shift towards lower margin products or services; the potential adverse impact that recent global interruptions and delays involving freight carriers and other third parties may have on Stratasys’ or Desktop Metal’s supply chain and distribution network and consequently, Stratasys’ or Desktop Metal’s ability to successfully sell both existing and newly-launched 3D printing products; litigation and regulatory proceedings, including any proceedings that may be instituted against Stratasys or Desktop Metal related to the proposed transaction; impacts of rapid technological change in the additive manufacturing industry, which requires Stratasys and Desktop Metal to continue to develop new products and innovations to meet constantly evolving customer demands and which could adversely affect market adoption of Stratasys’ or Desktop Metal’s products; and disruptions of Stratasys’ or Desktop Metal’s information technology systems.

These risks, as well as other risks related to the proposed transaction, are included in the registration statement on Form F-4 and joint proxy statement/prospectus that has been filed with the Securities and Exchange Commission (“SEC”) in connection with the proposed transaction. While the list of factors presented here is, and the list of factors presented in the registration statement on Form F-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Stratasys’ and Desktop Metal’s respective periodic reports and other filings with the SEC, including the risk factors identified in Stratasys’ and Desktop Metal’s Annual Reports on Form 20-F and Form 10-K, respectively, and Stratasys’ Form 6-K reports that published its results for the quarter ended March 31, 2023, which it furnished to the SEC on May 16, 2023, and Desktop Metal’s most recent Quarterly Reports on Form 10-Q. The forward-looking statements included in this communication are made only as of the date hereof. Neither Stratasys nor Desktop Metal undertakes any obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Important Additional Information

This communication is not an offer to purchase or a solicitation of an offer to sell the ordinary shares of Stratasys.  In response to a tender offer commenced by Nano, Stratasys has filed with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9.  STRATASYS SHAREHOLDERS ARE ADVISED TO READ STRATASYS’ SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY DECISION WITH RESPECT TO ANY TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  Stratasys shareholders may obtain a copy of the Solicitation/Recommendation Statement on Schedule 14D-9, as well as any other documents filed by Stratasys in connection with the tender offer by Nano or one of its affiliates, free of charge at the SEC’s website at www.sec.gov.  In addition, investors and security holders may obtain free copies of these documents from Stratasys by directing a request to Stratasys Ltd., 1 Holtzman Street, Science Park, P.O. Box 2496, Rehovot 7612, Israel, Attn: Yonah Lloyd, VP Investor Relations, or by calling +972-74-745-4029.

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